               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    REXENE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

        GUY P. WYSER-PRATTE AND SPEAR, LEEDS & KELLOGG
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

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                             SOLICITATION OF PROXIES
                              IN CONNECTION WITH A
                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                               REXENE CORPORATION

                                 --------------

                                 PROXY STATEMENT
                                       OF
                             MR. GUY P. WYSER-PRATTE
                            WYSER-PRATTE & CO., INC.
                                 63 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 495-5350
                                       AND
                             SPEAR, LEEDS & KELLOGG
                                  120 BROADWAY
                            NEW YORK, NEW YORK 10271
                                 (212) 433-7000

                                 --------------

       This Proxy Statement and the accompanying GOLD proxy card are being furnished to holders of outstanding common stock, par value $.01 per share (the "Common Stock"), of Rexene Corporation, a Delaware corporation ("Rexene" or the "Company"), in connection with the solicitation of proxies from holders of the Common Stock by Guy P. Wyser-Pratte ("Wyser-Pratte"), Wyser-Pratte & Co., Inc. ("WPC"), and Spear, Leeds & Kellogg ("Spear, Leeds," and together with Wyser-Pratte and WPC, the "Soliciting Group") to be used at a special meeting of the Company's stockholders, and any adjournments and postponements thereof (the "Special Meeting"), that has been called for the purposes of considering and voting upon certain proposals, including proposals targeted at replacing the Company's current Board of Directors (the "Board") and preventing the Board from conducting a prolonged resistance to certain takeover bids without stockholder approval, as described below under the heading "Special Meeting Proposals." The Special Meeting will be held at [PLACE OF MEETING] on [DAY OF THE WEEK], [DATE], at [TIME OF DAY]. [Discuss any dispute with Rexene regarding the Special Meeting date]. This Proxy Statement and the accompanying GOLD proxy card are first being sent to stockholders of the Company on or about February [__], 1997.

                          REASONS FOR THE SOLICITATION

        During July and August of 1996 the Huntsman Corporation ("Huntsman") made proposals to acquire the outstanding shares of Rexene's Common Stock at prices of $14 and $15 per share. Although the offers represented a substantial premium above the closing market price on the day prior to Huntsman's initial offer, both proposals were unanimously rejected by the Board. During the next two months there were several meetings between Huntsman and Rexene, and the Soliciting Group filed a joint Schedule 13D (the "Schedule 13D") relating to its stock ownership in the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        On October 29, 1996, Rexene received a letter from Jon Huntsman, Chairman and Chief Executive Officer of Huntsman, proposing to acquire all of the Company's outstanding shares in a cash merger at a price of $16 per share (representing a premium of over 72% over the Company's closing stock price on the day prior to Huntsman's initial offer). Huntsman and Rexene then entered into discussions which, according to the Company, were later terminated over disagreements relating to the structure of a possible transaction.

        On December 4, 1996, Huntsman issued a press release in which it expressed its continuing interest in acquiring the Company. The press release quoted Mr. Huntsman as saying that "we believe that our company is uniquely situated to offer the fullest price possible" and that "based on our recent experiences with Rexene and its advisors, we believe that Rexene does not have a sincere and serious intent to sell the company and maximize shareholder value." While there is no assurance that Huntsman will make another offer to acquire the Company, a December 9, 1996 article in "Mergers and Restructurings" reported that a Huntsman spokesman had reaffirmed its interest in acquiring Rexene.

        The Company has since declared in its Revocation Solicitation Statement filed with the Securities and Exchange Commission on January 27, 1997 (the "Revocation Solicitation Statement") that "although [the Board] believes a $16 per share price does not fully reflect the long-term prospects of the Company, at this time the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days." The Soliciting Group believes that 60 days is an arbitrary and unreasonably short period of time to complete a cash merger. Moreover, the Company's Revocation Solicitation Statement repeated the Company's prior statements that now is not a "propitious time" to sell the Company. Based on those statements and actions taken by the Company in response to the Huntsman proposals, the Soliciting Group believes that the current Board does not support the goal of maximizing the current value of Rexene's Common Stock. The Soliciting Group believes that maximizing current shareholder value should be the Company's goal and that, under present circumstances, a sale of the Company is likely to be the best way to achieve that objective.

        The Soliciting Group now solicits your proxies to adopt two groups of proposals designed to advance the goal of maximizing the current value of Rexene's Common Stock:

           One group of proposals (the "Director Replacement Proposals") would remove all of the ten members of the Board and fill four of the resulting vacancies with nominees, including any substitute nominees, of the Soliciting Group (the "Nominees"). The Director Replacement Proposals consist of two resolutions: a resolution to remove all the members of the Board (the "Director Removal Resolution") and a resolution to fill four of the resulting vacancies with the Nominees (the "Election of Directors Resolution"). It is anticipated that the Nominees would cause the Board to reduce its size to a total of four directors (or five directors if Mr. Smith accepts an invitation, which will be extended by the Board after the Special Meeting, for Mr. Smith to remain as Chief Executive Officer and a director of the Company). The Nominees would then constitute a majority of the Board, committed to the goal of maximizing the current value of the Common Stock by selling the Company on acceptable terms. The Nominees are Jonathan R. Macey, Robert C. Mauch, Lawrence C. McQuade and James S. Pasman, Jr. Biographical information on each of the Nominees is set forth under the caption "Special Meeting Proposals -- The Nominees."

           Another group of proposals (the "By-laws Proposals"), are being proposed for adoption by the shareholders in advance of the Director Replacement Proposals, are intended to facilitate passage of the Director Replacement Proposals and to assist the stockholders of the Company in achieving the goal of maximizing the current value of the Common Stock.

                The By-laws Proposals consist of three sets of resolutions:

           a set of resolutions to facilitate the adoption of the Director Replacement Proposals by clarifying the right of stockholders to fill vacancies on the Board and changing the stockholder vote required to fill such vacancies, eliminating the advance notification requirement for stockholder nominations of directors at special meetings, reducing the size of a quorum for action by the Board, giving the Chairman of the Board the status of an officer of the Company and authorizing the stockholders to appoint the Chairman, and repealing any by-laws adopted by the Board since October 1, 1996 (the "Facilitating By-laws Resolutions");

           a  resolution to amend the Company's By-laws (the "By-laws") to set a
           time  limit  on  certain   defensive   actions  unless   approved  by
           shareholders (the "Shareholder Rights Resolution"); and

           a   resolution  to amend the  By-laws to elect not to be  governed by
           Section 203 of the Delaware General Corporation Law (the "Business Combination Statute Resolution").

        In addition, an omnibus resolution setting the order in which the resolutions will be voted upon by the stockholders (the "Omnibus Resolution").

        The Resolutions will be presented for a shareholder vote in the following order:

           1.   The Omnibus Resolution;

           2.   The Facilitating By-laws Resolutions;

           3.   The Shareholder Rights Resolution;

           4.   The Business Combination Statute Resolution;

           5.   The Director Removal Resolution; and

           6.   The Election of Directors Resolution.

                  STOCKHOLDERS ENTITLED TO EXECUTE PROXIES AND
                   EFFECT OF EXECUTION AND DELIVERY OF PROXIES

        In the [Revocation Solicitation Statement], the Company contends that the Board has the right to fix the date and time of the Special Meeting. [Describe any dispute regarding the Special Meeting date.] In reaching this conclusion, it appears that the Company is relying on provisions in the By-laws and the Delaware General Corporation Law that deal with matters other than calling a special meeting of stockholders and is not giving full effect to the provision of the Company's Certificate of Incorporation (the "Certificate of Incorporation"), which states that a special meeting of stockholders may be called "at any time BY . . . THE HOLDERS OF A MAJORITY OF THE THEN OUTSTANDING SHARES OF THE COMMON STOCK." (emphasis added) Accordingly, the Soliciting Group believes that, although it is not entirely free from doubt, the stockholders, not the Board, have the right to fix the date and time of the Special Meeting. [Therefore, the Soliciting Group has called the Special Meeting, fixed the place, date and time of the Special Meeting and caused notice thereof to be given to the Company's stockholders entitled thereto.]

        The record date for determining stockholders entitled to notice of, or to vote at, the Special Meeting (the "Record Date") shall be at the close of business on February [__], 1997, which is the day next preceding the day on which notice of the Special Meeting has been given to stockholders, unless the Board sets a different record date in accordance with the Delaware General Corporation Law. As of February [__], 1997, the Board had not set a Record Date for the Special Meeting.

        Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. According to publicly available information, a quorum is present if the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Based on publicly available information, the Soliciting Group believes that the adoption of (i)
(A) the Omnibus Resolution, (B) the Facilitating By-laws Resolutions and the (C) Shareholder Rights Resolution will require the affirmative vote of a majority of the shares of

Common Stock present in person or represented by proxy and entitled to vote on the subject matter; (ii) (A) the Business Combination Statute Resolution and (B) the Director Removal Resolution will require the approval of a majority of the outstanding shares of Common Stock, as of the Record Date; and (iii) the Election of Directors Resolution (assuming that the Facilitating By-laws Resolutions are approved) will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy, in each case assuming a quorum is present. Abstentions and broker "nonvotes" will be counted as present and entitled to vote in determining whether a quorum is present. A broker "nonvote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power. An abstention from voting by a stockholder on any of the proposals has the same effect as a vote "against" such proposal. Broker nonvotes will not be treated as entitled to vote on the Omnibus Resolution, the Facilitating By-laws Resolutions and the Shareholders Rights Resolution and, therefore, will have no effect on whether those resolutions have been approved. Broker nonvotes will have the same effect as votes "against" the Business Combination Statute Resolution, the Director Removal Resolution and the Election of Directors Resolution (assuming that the Facilitating By-laws Resolutions are approved).

        If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can execute a proxy for such shares and will do so only upon receipt of your specific instructions. Accordingly, you are asked to contact the person responsible for your account and instruct that person to execute the GOLD proxy card.

               PLEASE SUPPORT OUR EFFORTS TO REFORM THE COMPANY'S CORPORATE GOVERNANCE SYSTEM AND TO MAXIMIZE SHAREHOLDER VALUE. YOU ARE URGED TO VOTE IN FAVOR OF EACH OF THE PROPOSALS BY PROMPTLY SIGNING, DATING AND MAILING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

               ONLY YOUR LATEST-DATED PROXY WILL COUNT AT THE ANNUAL MEETING, THEREFORE, DO NOT SIGN ANY PROXY THAT MANAGEMENT MAY DELIVER TO YOU.

        If you have any questions concerning this Proxy Statement or need assistance in voting your Common Stock, feel free to call our proxy solicitor, Mackenzie Partners, Inc. ("MacKenzie Partners"), toll-free at (800) 322-2885 or Eric Longmire, Senior Managing Director of WPC, at (212) 495-5357.

                          BACKGROUND AND RECENT EVENTS

        According to the Company, "On July 17, 1996, Jon Huntsman, Chairman and Chief Executive Officer of Huntsman, telephoned Ilan Kaufthal, a member of the Board and a managing director of Schroder Wertheim & Co. Incorporated, the Company's financial advisor ("Schroder Wertheim"), to inform Mr. Kaufthal that Huntsman intended to make a proposal to acquire all of the outstanding shares of Common Stock. On July 18, 1996, Andrew J. Smith, Chairman and Chief Executive Officer of the Company, received from Mr. Huntsman a letter containing a proposal to acquire the outstanding shares of Common Stock at $14 per share in a merger transaction subject to due diligence [(the "Original Offer")]." The closing price of the Common Stock on the New York Stock Exchange on July 17, 1996 was $9 1/4.

        On July 22, 1996, the Board unanimously rejected the Original Offer and issued a press release that stated in part that it was not "a propitious time to engage in this type of transaction."

        According to the Company, "On July 25, 1996, Mr. Smith sent a letter to stockholders of the Company explaining the Board's reasons for rejecting Huntsman's proposal. The Board also communicated its determination and reasons directly to Mr. Huntsman."

        According to the Company, "On August 1, 1996, Mr. Huntsman delivered another letter to Mr. Smith in which Huntsman proposed to acquire all of the outstanding shares of Common Stock for $15 per share in a merger transaction [(the "Amended Offer" and together with the Original Offer, the "Huntsman Offers")]. The Board was advised of Huntsman's revised proposal at a meeting held on August 2, 1996. At that meeting, the Board decided to explore whether any person or group, in addition to Huntsman, might be interested in engaging in a business combination or other appropriate transaction with the Company. Accordingly, at that meeting the Board directed management, with the assistance of Schroder Wertheim, to develop a list of companies that would likely have an interest in the Company. During the first two weeks of August 1996, six investment firms and companies were contacted by the Company, three of which subsequently executed confidentiality/standstill agreements with the Company for the purpose of conducting a due diligence review of the Company."

        According to the Company, "On August 5, 1996, the Rexene directors met with its financial and legal advisors to review Mr. Huntsman's revised proposal. At that meeting, the Board unanimously determined that the revised proposal was not in the best interests of the Company and its stockholders."

        On August 20, 1996, Huntsman issued a press release announcing that it was dropping its proposal to acquire the Company. The press release quoted Mr. Huntsman as stating that he had dropped the Amended Offer "after Schroder Wertheim & Co., Rexene's financial adviser, indicated that the Dallas-based chemicals company would reject offers even in excess of $15 a share." On August 21, 1996, Reuters reported that in an interview with Mr. Huntsman he had stated that he was willing to pay $16 per share for Rexene, but that Schroder Wertheim had indicated that that offer would also be refused.

        On August 26, 1996, Schroder Wertheim issued a press release stating that, contrary to statements contained in Huntsman's August 20 press release, representatives of Schroder Wertheim never told Mr. Huntsman or anyone else that the Board would reject higher bids.

        According to the Company, "During August, September and October 1996, the Company and its representatives met with the companies that had executed a confidentiality/standstill agreement with the Company. The Company urged these companies to complete their due diligence review of the Company and, if they remained interested in a transaction at that time, to submit their best proposal for consideration by the Board."

        According to the Company, "At Mr. Huntsman's request, Messrs. Smith and Kaufthal also traveled to Salt Lake City to meet with Mr. Huntsman on September 16, 1996. At that meeting, Mr. Huntsman indicated that he would not make an offer for the Company that was not supported by the Board, but that he was still interested in bringing the Company into the Huntsman family. Mr. Huntsman asked that Mr. Smith present to him some ideas about combining parts of Huntsman's businesses with the Company's businesses. Mr. Smith indicated that he would report that request to the Rexene directors, and if they concurred, he would meet again with Mr. Huntsman some time in mid to late October. The Board, at a meeting held on September 26, 1996, directed Mr. Smith to meet again with Mr. Huntsman."

        On October 15, 1996, the Soliciting Group filed the Schedule 13D that indicated its members' belief that the Board's rejection of, and failure to explore, the Huntsman Offers "was improper and not in the best interests of the Company." The Schedule 13D indicated that the members of the Soliciting Group intended to take certain actions "in an effort to encourage greater responsiveness by the Company to the views of its shareholders and to maximize value for all of the shareholders of the Company . . . ." These actions included calling a special meeting of stockholders of the Company in order to remove all or a majority of the current directors of the Company, amend the By-laws, if necessary, to give stockholders the right to fill vacancies on the Board and replace the directors who have been removed with directors nominated by the Soliciting Group who would explore alternative ways to maximize value for the stockholders of the Company. In addition, at such a meeting, the Soliciting Group disclosed that it intended to submit to the stockholders of the Company proposed amendments to the By-laws which would (i) require that the Board terminate defensive measures against a fully financed cash offer after 90 days, unless the stockholders of the Company vote to support the Board's policy of opposition to such



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offer and (ii) provide that the Company  shall not be governed by Section 203 of the Delaware General Corporation Law.

        According  to  the  Company,   "On  October  17,  1996,  Mr.  Smith  and
representatives of Schroder Wertheim met with Mr. Huntsman and another representative of Huntsman as a follow-up to the September 16, 1996 meeting. At this meeting, Mr. Huntsman stated that the acquisition of the Company was no longer as important to Huntsman's business as he visualized several months earlier, but that he might be willing to consider a transaction at no more than $15.50 per share of Common Stock so long as the Board did not oppose such an offer. In the view of Mr. Smith and the Schroder Wertheim representatives, Mr. Huntsman did not express any urgent interest in pursuing a transaction. Following the meeting, Mr. Smith asked the Company's general counsel to furnish to Huntsman a copy of the Company's form of confidentiality/standstill agreement for execution so that the Company could provide Huntsman and its representatives with non-public information to facilitate a due diligence review by Huntsman of the Company."

        On October 21, 1996, the publication "Plastics News" reported that in an interview on October 14 the Chairman and Chief Executive Officer of Huntsman would not rule out an acquisition of Rexene. The story quoted him as saying:
"The jury's still out on Rexene . . . I wouldn't write that off by any means." The story also stated:

               When the Rexene bid stalled, Huntsman said another run at Rexene wasn't "worth the aggravation" and he said he would drop any further negotiations. Since then, however, Huntsman said he has maintained cordial relations with officers and managers of Rexene.

               Rexene spokesman Neil J. Devroy noted that Rexene, as a publicly held company, has a responsibility to review all potential acquisition offers, including any new bids from Huntsman.

               "If he made another offer, we would consider it," he said.

        In late October, Huntsman made a proposal to acquire the Company at $16 per share in a cash merger. Huntsman and the Company then entered into discussions which terminated over disagreements about the structure of the transaction. Huntsman and the Company gave their respective accounts of those discussions in press releases issued on December 4 and December 5, 1996.

        On December 4, 1996, Huntsman issued the following press release:

               Jon M. Huntsman, Chairman and CEO of Huntsman Corporation, confirmed today that in late October Huntsman Corporation made a new proposal to acquire Rexene Corporation in a merger transaction for $16 per share in cash. Although counsel for
        Huntsman and Rexene began negotiating a merger agreement, discussions are no longer underway.

               Reflecting on the nature of the merger discussions, Mr. Huntsman said, "Based on our recent experiences with Rexene and its advisors, we believe that Rexene does not have a sincere and serious intent to sell the company and maximize shareholder value."

               A copy of a letter sent by Mr. Huntsman to Rexene's directors following the breakdown of the merger discussions is attached to this press release.

               Mr. Huntsman stated further, "We believe that our company is uniquely situated to offer the fullest price possible for Rexene due to the ideal fit between our respective product lines and the extraordinary synergies that such a combination could afford."

        The attached letter stated in full as follows:

        November 12, 1996
        VIA FACSIMILE
        (972)   450-9017

        Mr. Andrew J. Smith

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




        Chairman and Chief Executive Officer
        The Board of Directors
        Rexene Corporation
        5005 LBJ Freeway
        Dallas, TX 75244

        Gentlemen:

               I am writing to express concern and disappointment over the surprising turn of events since I wrote to you on October 29, 1996, offering to acquire all of the outstanding shares of common stock of Rexene Corporation at $16 per share in a merger transaction.

               In response to our offer letter, I received a phone call from Mr. Smith and Mr. Kaufthal on the afternoon of October 29 indicating that the Board of Directors had unanimously approved acceptance, subject to the review and approval of a "standard merger agreement."

               In a subsequent phone call with Mr. Smith that same afternoon, I proposed what I believed to be an aggressive, yet very feasible schedule to complete the merger in an expeditious and mutually acceptable manner. In brief, I proposed that (a) our team would deliver a draft form of merger agreement to Rexene's counsel early on November 1, (b) we would be prepared to meet and discuss the merger agreement starting as early as Saturday, November 2, and (c) we would take all other steps necessary to finalize and execute the agreement the following week. I also indicated our preference to structure the transaction as a one-step merger.

               During these phone calls with Mr. Smith and Mr. Kaufthal, I was assured that Rexene was prepared to negotiate in good faith to finalize an agreement. I was also assured that Rexene had no hidden agenda and would move forward to get the deal done.

               The statements and actions of Rexene's counsel since that time, however, have been contrary to those assurances.

               Although we adhered to the schedule by delivering a merger agreement to Rexene's counsel by the start of business on November 1, we heard very little until November 5, when Mr. Smith telephoned me to say that Rexene was rejecting our offer because of our preference in structuring the transaction as a one-step merger rather than a tender offer.

               At a meeting last week between counsel for Rexene and Huntsman, we were presented with a series of outrageous and unrealistic terms and demands, including (a) a "reverse break-up fee" of $100 million to be paid to Rexene if the transaction is not completed, (b) interest to be paid by Huntsman, accruing during the time period from approximately thirty days after the signing of the merger agreement until completion, (c) Rexene's refusal to give standard and fundamental representations that are made in virtually every "public company" acquisition, (d) Huntsman's commitment to complete the merger even if Rexene violates all of its representations and covenants under the merger agreement, and (e) an "unconditional" letter from our bankers that all funds are available now and will be available, at closing to complete the transaction.

               None of the issues above were raised by Mr. Smith in my discussions with him, and one must question whether your counsel was even authorized by the Rexene Board to raise these issues. We have never encountered such an onerous list of demands, and it appears that the actions of your counsel undercut the Board's prior decision to proceed in good faith to negotiate a merger transaction.

               We have on several occasions explained our reasons for structuring this transaction as a one-step merger. We have indicated our willingness to enter into a standard merger agreement containing all reasonable and customary provisions under which Huntsman will be legally bound to complete the merger in a timely manner. We have assured Rexene's representatives of our ability and desire to complete the merger as soon as possible. Unfortunately, another week that could have been used productively toward completing a transaction has been lost.

               Again, I wish to emphasize that we are prepared to move as expeditiously as possible to finalize a merger agreement. We are also prepared to make our representatives available to you to assure you of our financial capability to complete the transaction. Bankers Trust offered to cover this matter with your financial team, but there was total rejection of this offer by your counsel.

               Let me also be clear that the well-being of Rexene's employees is of primary concern to us as it has been in our past transactions, and we are anxious to meet with Rexene to achieve a mutually satisfactory transition of those employees into the Huntsman family, and to resolve any concerns.

               I am convinced that if Rexene's shareholders were to learn of the events of the past two weeks, they would be extremely discouraged and disappointed.

               It is apparent that our capabilities and views are not being accurately represented to the Rexene board by your counsel. We have successfully closed more acquisitions than perhaps any other firm in the chemical industry, but this is the first time outside legal counsel has unilaterally placed barricades in such an unproductive manner. It is our sincere hope that the principals can determine policy matters and let respective counsel implement these decisions.

               To this end, I would welcome the opportunity to meet personally with the Board to satisfy you as to our company's intent and ability to close the deal promptly.

                                                   Sincerely,

                                                   JON M. HUNTSMAN

        On December 5, 1996, the Company issued the following press release:

               Rexene Corporation (NYSE:RXN) announced today that contrary to statements attributed to Huntsman Corporation, the Rexene Board of Directors did not reject the latest takeover proposal from Huntsman; but rather encouraged Huntsman to change the unusual structure of his offer to a tender offer in order to assure Rexene stockholders would receive full and speedy payment for their shares. Huntsman refused to make any changes to his proposal and elected not to go forward.

               After receipt of the unsolicited proposal from Huntsman on October 29, 1996, the Rexene Board requested and received a detailed takeover agreement from Huntsman. The Huntsman proposal provided for a one-step merger transaction (as opposed to the more typical two-step structure) subject to numerous conditions and contingencies, required Rexene to grant Huntsman an option on 19.9 percent of Rexene's shares and to pay an exorbitant cash breakup fee if the transaction was not completed, was devoid of any details regarding Huntsman's ability to finance the transaction, imposed on Rexene unreasonable requirements to assist Huntsman and its representatives in developing a satisfactory financing structure for the transaction, and severely restricted Rexene's ability to operate its business pending the completion of the transaction.

               Following the Board's review of the proposal with its financial and legal advisors, the Rexene Board determined that the Huntsman proposal was not in the best interests of the Company and its stockholders and authorized counsel to present Huntsman's representatives with a modified proposal providing for the acquisition of Rexene in a two-step tender offer and merger transaction on terms more customary and usual for the acquisition of a public company. Huntsman rejected Rexene's modified proposal and, despite Rexene's invitation and desire, refused to enter into any substantive discussion to compromise the open points between the parties.

               Andrew J. Smith, Chairman and CEO of Rexene, said, "After careful review of the latest Huntsman proposal, and with assistance from our independent advisors, the Board determined that the Huntsman proposal was fraught with contingencies that made it impossible for the Board to proceed with reasonable assurance that a transaction could be completed in a timely fashion without putting substantially at risk the viability of the Company and its value to stockholders.

               "It is unfortunate that Mr. Huntsman would not negotiate a reasonable and typical agreement that would provide all of Rexene's stockholders the opportunity and certainty of receiving payment for their shares within a reasonable period of time. In effect, the proposal would shut down the expansion and improvement program currently underway at Rexene and negatively affect several other ongoing activities with no reasonable assurance that a final transaction could be completed.

               "After receipt of Mr. Huntsman's letter of November 12, cited in his press release, I replied on November 15 (letter attached). Mr. Huntsman sent me a three sentence response which read in part: `I was sure the letter must be some kind of a joke (even though lawyers are not known for their senses of humor), and I threw it in the waste basket.' "

               Mr. Smith added, "The Rexene Board of Directors continues to maintain an open attitude and we are convinced that any party interested in presenting a proposal to maximize Rexene stockholder value will proceed on the basis of a negotiated merger agreement providing for a transaction that reflects fair value and that can be reasonably achieved in a timely manner in an environment that does not put the Company or its stockholders at risk."

               Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.

        The attached letter stated in full as follows:

        Mr. Jon M. Huntsman
        Chairman
        Chief Executive Officer
        Huntsman Corporation

        Dear Jon:

               I was very disappointed to receive your letter of November 12, 1996. I believe it completely mischaracterizes recent events and never addresses the fundamental shortcomings of and defects in your proposal. Let me state that the Rexene Board is not opposed to an offer to sell the Company that is in the best interest of our stockholders. Despite your refusal to sign a standard Confidentiality Agreement, I and our investment bankers traveled to Salt Lake City several times to meet with you to discuss your interest in the company.

               So that there is no misunderstanding on your part, I want to reconfirm that the Rexene Board never "approved acceptance" of your latest proposal. After receiving your two page letter of October 29, 1996, in which you indicated that the Huntsman Corporation's proposal "is unconditional both with respect to financing and due diligence," that same day I asked you to provide us the details of your proposal and to furnish our counsel with a draft agreement so that we could be in a position to understand the terms of your proposal. Our counsel received the draft three days later, on Friday, November 1, 1996. Notwithstanding the unrealistic deadlines continuously imposed by you on the Rexene directors since the time you started making proposals, we and our counsel and financial advisors worked through the weekend to be in position to hold the Rexene Board meeting which took place on the following Monday, November 4, 1996.

               Simply put, the Rexene directors were shocked at what you were proposing for Rexene and its stockholders. Contrary to your October 29 letter, you were attempting to do an LBO of Rexene with no financing in place subject to numerous conditions and contingencies with unacceptable restrictions placed on Rexene's ability to operate during the pendency of the transaction. Moreover, the agreement contained exorbitant and illegal demands for "lock up" stock options and "break-up" fees. The result was that your proposal contemplated an unacceptably long period of time before the closing of the transaction and completely failed to provide the Rexene directors with any degree of comfort that you would be able to complete the transaction. Almost anyone can make a proposal at a low purchase price and attempt to finance it on the back of the Rexene stockholders. The delay contemplated by your proposal also would create havoc with our customers, who have voiced concerns regarding your interest in Rexene. At the same time, your proposed agreement would restrict Rexene's financial and operating flexibility during the pendency of your proposed transaction.

               Following the Rexene Board meeting, on November 5, 1996, I clearly and unambiguously informed you by telephone that the Rexene directors had unanimously determined that your proposal was unacceptable and instructed me to present you with an alternative. I began by telling you that the Board was opposed to any transaction that does not provide for a tender offer by which our stockholders will receive cash consideration for all their shares in a prompt and efficient manner. When I informed you of the Board's position concerning the structure of your proposal, you refused to discuss any of these points and indicated that it would be your way or no way and that you were no longer interested in acquiring Rexene.

               Despite your unwillingness to discuss any of our serious concerns with your proposal, at your counsel's subsequent request, our counsel did agree to meet with your counsel to explain and review our concerns. At that meeting, our counsel did not, as you claim, present Huntsman with a "series of outrageous and unrealistic terms and demands." Rather, all he did was make some constructive suggestions as to the ways in which Huntsman could give the Rexene directors some comfort that Huntsman was interested in committing to something more than an option to shop Rexene to potential financing sources, that its proposal is not illusory and has some acceptable degree of certainty of being accomplished. Apparently, judging by the contents of your letter, this meeting was sought by your counsel not to discuss our differences in good faith, but rather as part of some sort of campaign to bully the Rexene Board into capitulating to your unfair and deficient proposal.

               You state in your letter that Bankers Trust offered to "cover" the matter of Huntsman's financial capability to complete the transaction with Rexene's financial team. What our counsel was told by your counsel was that Bankers Trust and its representatives would need to meet with Rexene representatives to gather information so that it could then assess whether your proposed transaction could be financed. If Bankers Trust is willing to finance the transaction, you should have produced or should produce a commitment letter from Bankers Trust to that effect. We also would expect Huntsman to represent and warrant in any definitive agreement that it has the funds to complete the transaction.

               The problems with your draft agreement went far beyond those noted above. It is obvious that the Huntsman Corporation is not willing to assume any of the normal risks and expenses associated with the acquisition of a public corporation. We thought you would act in good faith and would be mindful of the constraints applicable to directors of a public corporation in considering a transaction of this type. Unfortunately, we misjudged your intent.

               That the Rexene Board of Directors has maintained an open attitude should be obvious as we have maintained a dialogue with you. But, you should appreciate that we will only deal with someone interested in presenting a proposal to maximize Rexene stockholder value. Thus, our Board only will proceed on the basis of a negotiated agreement that provides for a transaction that reflects fair value and that can be reasonably achieved in a timely manner in an environment that does not put the Company or its stockholders at risk. Your proposal falls far short of this objective.

                                                   Very truly yours,

                                                   A.J. SMITH

        According to the Company, "During October and November 1996, the Company was advised by the various parties who had executed confidentiality/standstill agreements with the Company that no such party was interested in making a firm proposal to acquire all of the outstanding shares of Common Stock."

        On November 29, 1996, the publication "Chemical Week Executive Edition" reported Mr. Huntsman as saying that Huntsman could still be interested in the Company, "but not with the existing directors and officers."

        A December 9, 1996 article in "Mergers and Restructurings" reported that a Huntsman Spokesman had reaffirmed Huntsman's interest in acquiring Rexene. However, there is no assurance that Huntsman will make another offer to acquire the Company.

        According to the Company, "On December 23, 1996, the Board met again and confirmed its position that although it believes a $16 per share price does not fully reflect the long-term prospects of the Company, at this time the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days. If such an offer were made, the Board would take all actions necessary to make the Company's stockholder rights plan (the so-called `poison pill') inapplicable to such an offer."


                 YOU HAVE A SAY IN THE FUTURE OF YOUR INVESTMENT

                  EXERCISE THAT RIGHT AND VOTE FOR THE NOMINEES
                     AND THE OTHER SPECIAL MEETING PROPOSALS

                            SPECIAL MEETING PROPOSALS

DIRECTOR REPLACEMENT PROPOSALS

                         1. DIRECTOR REMOVAL RESOLUTION
                             (ITEM 1 ON PROXY CARD)

        SHAREHOLDERS  ARE ASKED TO CONSIDER AND VOTE UPON THE  DIRECTOR  REMOVAL
RESOLUTION:

        "RESOLVED, that all of the directors of the Company, including, without limitation, any such directors purportedly elected at this Special Meeting, be, and hereby are, removed from the Board of Directors, effective immediately; provided, however, that if, notwithstanding the Omnibus Resolution, any nominees of the Soliciting Group have been elected to the Board prior to the time this Resolution is adopted, such nominees of the Soliciting Group shall not be removed from the Board (capitalized terms have the meanings set forth in the Proxy Statement of the Soliciting Group)."

                       2. ELECTION OF DIRECTORS RESOLUTION
                             (ITEM 2 ON PROXY CARD)

        SHAREHOLDERS ARE ASKED TO CONSIDER AND VOTE UPON THE ELECTION OF DIRECTORS RESOLUTION:

        "RESOLVED, that the shareholders of Rexene Corporation (the "Company") hereby elect Jonathan R. Macey, Robert C. Mauch, Lawrence C. McQuade and James S. Pasman, Jr. as directors of the Company, and elect Mr. McQuade Chairman of the Board, in each case to hold such office until each of their successors has been elected and qualified or until their earlier resignation or removal."

        The Soliciting Group believes that the Board's response to Huntsman's acquisition proposal shows that the present Board is not seeking to maximize the current value of the Common Stock. Even after Huntsman increased its offer to $16 per share, representing over a 72% premium over the closing price of the Common Stock on the New York Stock Exchange on July 17, 1996, the day before Huntsman made the Original Offer, the Board was unable to reach agreement with Huntsman on the terms of an acquisition. See "Reasons for the Solicitation" and "Background and Recent Events." Management's Revocation Solicitation Statement says that "although [the Board] believes a $16 per share price does not fully reflect the long-term prospects of the Company, the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days." The Soliciting Group believes that 60 days is an arbitrary and unreasonably short period of time to complete a cash merger. Moreover, the Company's Revocation Solicitation Statement repeated the Company's prior statements to the effect that "It is currently not a propitious time to sell or auction a petrochemical and polymer company like Rexene. . . ." Given this attitude, the Soliciting Group believes that management and the Board are likely to respond to offers that reflect the Company's current value in the acquisition market by either rejecting such offers or imposing unrealistic conditions as they have in their most recent response to Huntsman's $16 per share acquisition proposal. When management and the Board negotiate in response to such offers, the Soliciting Group believes they are likely to do so without the positive attitude that is necessary to reach agreement on the sale of the Company. In the Soliciting Group's opinion, the most recent round of negotiations with Huntsman illustrates the difficulty of having a successful negotiation in the hostile atmosphere created by management's basic belief that the Company should not be sold at the present time. See "Background and Recent Events."

        The Soliciting Group also disagrees with the view, expressed most recently in the Revocation Solicitation Statement, that "It is currently not a propitious time to sell or auction a petrochemical and polymer company like Rexene, because current stock market prices for Rexene and other companies in these industries are depressed and fail to reflect their expected long-term value." The Soliciting Group believes that the stock market recognizes that the petrochemical industry is cyclical and adjusts the multiplier it applies to a petrochemical company's earnings based on the industry's position in the cycle.

        Given the attitude that the Board showed in its response to the Huntsman Offers, the Soliciting Group believes that the replacement of all of the directors is the most effective way of pursuing the goal of maximizing the current value of the Common Stock. Accordingly, the Soliciting Group is submitting the Director Replacement Proposals for stockholder action at the Special Meeting:

                  REMOVAL OF THE ENTIRE BOARD OF DIRECTORS, INCLUDING ANY DIRECTORS OTHER THAN THE NOMINEES WHO ARE PURPORTEDLY ELECTED AT THE SPECIAL MEETING. Section 141(k) of the Delaware General Corporation Law authorizes this action, with or without cause, by a vote of a majority of the shares entitled to vote on the election of directors. Assuming that the Soliciting Group receives sufficient proxies to adopt the Director Replacement Proposals and the By-laws Proposals, the Soliciting Group believes that it will not be possible to elect directors at the Special Meeting to the Board positions that the Soliciting Group has elected to leave vacant since the shareholders will adopt a By-law which provides that shareholders may fill the Board vacancies at the Special Meeting only by the vote of a majority of the shares represented and entitled to vote at the Special Meeting. However, the Soliciting Group is requesting proxies to remove any directors other than the Nominees purportedly elected at the Special Meeting. This is an additional precaution against the possibility that, notwithstanding the Omnibus Resolution, the Chairman of the Special Meeting attempts to put the Election of Directors Resolution to a vote before the shareholders vote on the Facilitating By-laws Resolutions and as a result nominees supported by a minority of the shares represented at the meeting are purportedly elected to fill vacancies on the Board which the Soliciting Group is not seeking to fill.

                  ELECTION OF THE NOMINEES TO FILL FOUR OF THE VACANT POSITIONS ON THE BOARD, WITH ONE OF THE NOMINEES BEING ELECTED CHAIRMAN OF THE BOARD, WHILE ALLOWING THE OTHER FOUR VACANCIES TO REMAIN UNFILLED. Assuming that the stockholders adopt the by-laws being proposed by the Soliciting Group to clarify the right of stockholders to fill vacancies on the Board and to facilitate the reduction in the size of the Board, the stockholders would be entitled to take these actions by the vote of a majority of the Common Stock represented and entitled to vote at the Special Meeting.

        It is anticipated that the Nominees would invite Mr. Smith to remain as Chief Executive Officer and to be reinstated as a director by the Nominees. If he does not accept that invitation, Mr. Lawrence McQuade would serve as interim chairman and Chief Executive Officer until a new Chief Executive Officer is appointed. The Nominees would then cause the Board to adopt a resolution reducing the size of the Board from ten to four directors (or five directors if Mr. Smith accepted the Board's invitation to remain Chief Executive Officer and a director).

        It is anticipated that the Nominees would propose that the Company either conduct negotiations with Huntsman or other parties that by then may have indicated an interest in acquiring the Company or retain investment bankers to prepare offering materials and solicit proposals to acquire the Company for cash and/or securities. Except for these steps, the Soliciting Group has no specific plans for selling the Company. If it is not feasible to sell the Company on terms that the Board and the stockholders find advantageous, the Nominees would seek to have the Board explore other means of maximizing the current value of the Common Stock.

        The Soliciting Group proposes the election of the following Nominees to the Board.

THE NOMINEES


                                              Present Principal Occupation and Employment History;
          Name and Address            Age     Directorships
          ----------------            ---     ---------------------------------------------------
Jonathan R. Macey................     41     Professor  Macey is the J. DuPratt White Professor
   Cornell Law School                            of Law and the  Director  of the John M.  Olin
   306 Myron Taylor Hall                         Program in Law and  Economics  at Cornell  Law
   Ithaca, New York 14853                        School,   specializing  in  corporation   law,
                                                 comparative corporate  governance, banking and
                                                 corporate  finance.  From  late  1993  through
                                                 mid-1994,   Professor  Macey  was  a  Research
                                                 Fellow in Turin,  Italy. Prior to that, he was
                                                 a  visiting  law  professor



                                              Present Principal Occupation and Employment History;
          Name and Address            Age     Directorships
          ----------------            ---     ---------------------------------------------------

                                                 at the  Stockholm  School of  Economics.  From
                                                 1990 to 1991,  Professor Macey was a Professor
                                                 of Law at the University of Chicago,  and from
                                                 1987  to  1990  he was a  Professor  of Law at
                                                 Cornell University.

Robert C. Mauch..................     57     From 1978 through 1996,  Mr. Mauch was employed by
   127 West Devon Drive                          AmeriGas, Inc. ("AmeriGas"),  a retail propane
   Exton, Pennsylvania 19341                     marketer/distributor,  and/or  several  of its
                                                 affiliates. He served as President (from 1983)
                                                 and  a  director   (from   1992)  of  AmeriGas
                                                 Propane, Inc. From 1992 to 1996, Mr. Mauch was
                                                 the President,  Chief Executive  Officer and a
                                                 Director of  AmeriGas.  From 1993 to 1995,  he
                                                 was President,  Chief Executive  Officer and a
                                                 Director of Petrolane, Inc.

Lawrence C. McQuade..............     68     In 1950,  Mr.  McQuade  was  selected  as a Rhodes
    Qualitas International                       Scholar.   From  1963  to  1969,  he  was  the
    125 East 72nd Street                         Assistant    Secretary    for   Domestic   and
    New York, New York 10021                     International    Business    for   the    U.S.
                                                 Department  of  Commerce.  From  1969 to 1975,
                                                 Mr. McQuade   was  the   President  and  Chief
                                                 Executive Officer of Procon  Incorporated,  an
                                                 engineering  and  construction  subsidiary  of
                                                 Universal   Oil   Products   Co.   that  built
                                                 petroleum    refineries   and   petro-chemical
                                                 plants.   From  1975  to  1987,   he  was  the
                                                 Executive  Vice  President  and a director  of
                                                 W.R.  Grace & Co. From 1988 through 1995,  Mr.
                                                 McQuade  served as Vice Chairman of Prudential
                                                 Mutual  Fund  Management,   Inc.  Mr.  McQuade
                                                 also  served  as  a  director  of   KaiserTech
                                                 Limited  ("KaiserTech")  and Kaiser Aluminum &
                                                 Chemical Corporation ("Kaiser Aluminum").

James S. Pasman, Jr..............     66     Mr.  Pasman was with  Aluminum  Company of America
    29 The Trillium                              from 1972 to 1985,  serving  as Vice  Chairman
    Pittsburgh, Pennsylvania 15238               and a  director  (1982-1985),  Executive  Vice
                                                 President-Finance  and Chief Financial Officer
                                                 (1976-1982),  and Vice President and Treasurer
                                                 (1972-1976).   From  1987  through  1989,  Mr.
                                                 Pasman was the  Chairman  and Chief  Executive
                                                 Officer   of   Kaiser   Aluminum,   and  first
                                                 President and Chief Executive Officer and then
                                                 Chairman  and  Chief   Executive   Officer  of
                                                 KaiserTech.  From 1989 to 1991, Mr. Pasman was
                                                 the President and Chief  Operating  Officer of
                                                 National  Intergroup,  an  industrial  holding
                                                 company, as well as Chairman of Permian Corp.,
                                                 an oil gathering company.  Mr. Pasman has been
                                                 retired  since 1991.  He is a director of ADT,
                                                 Limited,  BEA Income Fund, Inc., BEA Strategic
                                                 Income  Fund,  Inc.  and  BT  Insurance  Funds
                                                 Trust.


        Each of the Nominees has entered into an agreement with WPC and Spear, Leeds whereby WPC and Spear, Leeds have agreed to pay each Nominee a fee of between $10,000 and $15,000 (the specific amount to be in the sole discretion of WPC and Spear, Leeds) in the event that he does not become a director of Rexene. Additionally, WPC and Spear, Leeds have agreed to (i) reimburse each Nominee for any reasonable out-of-pocket expenses incurred in the performance of his service as a Nominee and (ii) indemnify each Nominee with respect to any liabilities relating to or arising out of such service. Mr. McQuade owns beneficially 2,000 shares of Common Stock.

        POSSIBLE ACCELERATION OF DEBT. Pursuant to Section 10.01(k) of the Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of April 24, 1996 among the Company, as borrower, The Bank of Nova Scotia, as agent (the "Agent"), and the lenders signatory thereto (the "Banks"), the Director Replacement Proposals, if adopted by the stockholders of the Company, would cause a "change of control" as defined in the Credit Agreement. Pursuant to the Credit Agreement, the Agent and the Banks could cancel the Banks obligations to make loans to the Company and/or declare the principal amount then outstanding of, and the accrued interest on, the loans under the Credit Agreement due and payable.

        The Director Replacement Proposals, if adopted by the stockholders of the Company, would also be a "change of control" under the Indenture, dated as November 29, 1994, between the Company and Bank One, Texas, N.A., as Trustee, pursuant to which the Company's 11 3/4% Senior Notes due 2004 (the "Senior Notes") were issued. Accordingly, on a one-time basis, pursuant to an offer commenced within 10 days of a "change of control," each holder of Senior Notes would have the right to require the Company to purchase all or any part of such holder's Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Interest on the Senior Notes at the rate of 11.75% per annum is payable semi-annually on June 1 and December 1 to record holders on the immediately preceding May 15 or November 15. As of February [___], 1997, the closing price of the Senior Notes was $[___].

        According to the Company, as of the date of the Revocation Solicitation Statement, the aggregate indebtedness under the Credit Agreement and the Senior Notes was approximately $252 million.

        Although the Soliciting Group has not had discussions with the holders of Rexene debt, the Soliciting Group believes it is unlikely that, if the Director Replacement Proposals are adopted, the Banks would accelerate their loans or the holders of the Senior Notes would require the Company to repurchase the Senior Notes. Furthermore, while the Soliciting Group has not had discussions with potential sources of refinancing, they believe that if the Company had to refinance the loans under the Credit Agreement or the Senior Notes, they believe the Company could do so without a material adverse effect on its financial condition.

        The Soliciting Group holds these beliefs principally for the following reasons:

             1. They believe the Nominees are qualified to oversee the business of the Company.

             2. They believe Rexene's business is not dependent on Mr. Smith or any of Rexene's other officers or directors.

             3. They believe Rexene is in healthy financial condition.

             4. The closing price of the Senior Notes on February [___], 1997 was $[____], compared to a price of $101.00 (plus accrued interest) at which the holders could have required the Company to repurchase the Notes on that date if a Change in Control had occurred.

        STOCK OPTION PLANS. The following information is based on the Board's Revocation Solicitation Statement dated January 27, 1997:

        Certain executive officers of the Company have been granted options to purchase shares of Common Stock pursuant to the terms of the Rexene Corporation 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). Pursuant to the terms of the 1994 Incentive Plan, the Compensation Committee of the Board may, in its sole discretion, in connection with a Change of Control (as defined in the 1994 Incentive Plan), (i) accelerate the time at which such options may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date, (ii) require the mandatory surrender to the Company of some or all of such options (whether or not such options are then exercisable under the 1994 Incentive Plan) in exchange for an amount of cash per share of Common

Stock subject to such options equal to the excess, if any, of the Change of Control Value (as defined in the 1994 Incentive Plan) of the Common Stock over the per share exercise price(s) under such options for such shares, (iii) make such adjustments to such options as it deems appropriate to reflect such Change of Control or (iv) provide that, after the Change of Control, upon any exercise of an option the holder shall be entitled to purchase under such option the number of shares of stock or other securities to which the holder would have been entitled pursuant to the terms of the transaction constituting the Change of Control if, immediately prior to such transaction, the holder had been the holder of the number of shares of Common Stock then covered by such option. Adoption of the Director Replacement Proposals would constitute a Change of Control under the 1994 Incentive Plan.

        Certain executive officers of the Company have been granted options to purchase shares of Common Stock pursuant to the terms of the Rexene Corporation 1993 Non-Qualified Stock Option Plan (the "1993 Non-Qualified Option Plan"). Pursuant to the terms of the 1993 Non-Qualified Option Plan, if the employment with the Company or any of its subsidiaries of a holder of such options is terminated without cause after a Change of Control (as defined in the 1993 Non-Qualified Option Plan), or if such holder voluntarily resigns his or her employment with the Company or any of its subsidiaries after such a Change of Control because as a condition to such employment such holder would be required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under Rexene's standard relocation policy or accept a reduction in base salary, then such holder's options shall become fully exercisable. Adoption of the Director Replacement Proposals would constitute a Change of Control under the 1993 Non-Qualified Option Plan.

        EMPLOYMENT AGREEMENTS. The following information is based on the Board's Revocation Solicitation Statement dated January 27, 1997:

        Mr. Smith, Lavon N. Anderson, President and Chief Operating Officer and a director of the Company, Geff F. Perera, Executive Vice President and Chief Financial Officer of the Company, Jack E. Knott, Executive Vice President of the Company and President of Rexene Products and a director of the Company, James M. Ruberto, Executive Vice President - Administration of the Company, Jonathan R. Wheeler, Executive Vice President of the Company and President of CT Film, a division of the Company, and Bernard J. McNamee, Executive Vice President, Secretary and General Counsel of the Company, are each parties to termination agreements entered into in 1996. Each termination agreement provides that in the event the employee is terminated without cause (as defined in the agreement) within three years after a change in control (as defined in the agreement) of Rexene or if the employee voluntarily resigns his employment with Rexene because as a condition to continued employment with Rexene such employee is required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under Rexene's standard relocation policy, accept a reduction in base salary or accept a position of lesser responsibility, Rexene is obligated to pay the employee within ten business days after the effective date of such termination, a lump sum cash severance equal to three times his then current annual base salary less $1.00. Additionally, in the event such employee voluntarily resigns because he is required to locate within the continental United States after a change in control even though he is offered assistance equal to that provided under the Company's standard location policy, such employee is entitled to receive a lump sum cash severance amount equal to 18 months of such employee's then current base salary. Adoption of the Director Replacement Proposals would constitute a change in control under the termination agreements.

        STOCKHOLDERS' ADVISORY COMMITTEE. Additionally, it is anticipated that, if elected, the Nominees would propose to establish a Stockholders' Advisory Committee (the "Stockholders' Advisory Committee") that would provide non-binding recommendations to the Board on acquisition proposals received by the Company.

        The Stockholders' Advisory Committee would consist of three members that would have no current affiliation with the Company other than as stockholders. Members of the committee would be elected by the stockholders by plurality vote at the Company's annual meeting of stockholders. The term of office of each member would be one year and in no case would a member be able to serve more than three consecutive terms. The Company would include in its proxy materials used in the election of directors, nominations and nominating statements for members of the committee submitted by any stockholder or group of stockholders which has owned beneficially, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, at least $1 million in market value of Common Stock continuously for the two-year period prior to the nomination.

        To assist it in evaluating an acquisition offer, the Stockholders' Advisory Committee would be empowered to retain, at the Company's expense, expert assistance, including attorneys and financial advisors, and incur other reasonable expenses not to exceed, in the aggregate, $.02 multiplied by the number of shares of Common Stock outstanding at the time the acquisition proposal is made.

        If the Common Stock were the subject of a tender offer or the Company were otherwise the subject of an acquisition proposal, the Stockholders' Advisory Committee would have the opportunity to have included in the Company's
Schedule 14A or 14D-9 filed with the Securities and Exchange Commission in connection with such tender offer or proposal its evaluation of, and recommendation concerning, such tender offer or proposal in a statement of not more than 2,500 words.

        The committee's recommendations would be solely advisory in nature and would not restrict the Board in its ability to take any action it deems in the Company's best interest.

        Although there is no authority directly on point, the Soliciting Group believes that as long as the Board does not delegate its powers to such a committee, the Board is authorized to establish and expend corporate funds on such a committee as a means of communicating with stockholders and gaining and disseminating information about stockholder sentiment on important corporate questions. The Soliciting Group believes that the legal authority to establish such a committee for these purposes comes from the Board's broad powers under
Section 141 to manage the business and affairs of the Company.

        IN ORDER TO GIVE SHAREHOLDERS A GREATER VOICE IN THE GOVERNANCE OF THE COMPANY AND TO ACHIEVE A BOARD COMMITTED TO THE GOAL OF MAXIMIZING SHAREHOLDER VALUE, THE SOLICITING GROUP RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR REMOVAL AND ELECTION OF DIRECTORS RESOLUTIONS.

BY-LAWS PROPOSALS

             3. PROPOSAL TO AMEND THE BY-LAWS TO FACILITATE DIRECTOR
                        REPLACEMENT PROPOSALS RESOLUTIONS
                             (ITEM 3 ON PROXY CARD)

        SHAREHOLDERS ARE ASKED TO CONSIDER AND VOTE UPON THE PROPOSAL TO AMEND THE BY-LAWS TO FACILITATE DIRECTOR REPLACEMENT PROPOSALS RESOLUTIONS:

RESOLUTIONS  CLARIFYING   STOCKHOLDERS'  RIGHTS  TO  FILL  BOARD  VACANCIES  AND
ELIMINATING ADVANCE NOTIFICATION REQUIREMENT FOR STOCKHOLDER NOMINATIONS

        "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting
Section 2.5(b) of the By-laws in its entirety and replacing therewith the following:

`(b) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the board of directors or (b) by any stockholder of the Corporation who shall be entitled to vote at the meeting.' "

        "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting
Section 3.4 of the By-laws in its entirety and replacing therewith the following:

`3.4 VACANCIES. Except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, although less than a quorum, or by the affirmative vote of a majority of the shares present in person or represented by proxy at a stockholders meeting, or by written consent of stockholders' "

RESOLUTIONS FACILITATING REDUCTION IN THE SIZE OF THE BOARD

        "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting
Section 3.9 of the By-laws in its entirety and replacing therewith the following:

`3.9 QUORUM AND MANNER OF ACTING. Except as otherwise provided in the these Bylaws, the Certificate of Incorporation, or by law, the presence of two-fifths of the authorized number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.' "

        "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting
Section 4.1(a) of the By-laws in its entirety and replacing therewith the following:

`(a) The officers of the Corporation shall be a Chairman of the Board, Chief Executive Officer, a President, one or more Vice Presidents (the number thereof and their respective titles to be determined by the Board), a Secretary and a Treasurer, and such other officers as may be appointed at the discretion of the Board in accordance with the provisions of Section 4.1(b).' "

        "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting
Section 4.2 of the By-laws in its entirety and replacing therewith the following:


`4.2  ELECTION,  TERM  OF  OFFICE  AND  QUALIFICATIONS.   The  officers  of  the
Corporation shall be appointed annually by the Board at the first meeting thereof held after the election of the Board; provided, however, that if there is a vacancy in the office of Chairman of the Board of Directors, such vacancy may be filled by either the Board of Directors or the stockholders by the vote required to fill vacancies on the Board of Directors. Each officer shall hold office until such officer shall resign or shall be removed or otherwise disqualified to serve, or the officer's successor shall be appointed and qualified.' "

        "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting
Section 4.6 of the By-laws in its entirety and replacing therewith the following:

`4.6 CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside as chairman at all meetings of the stockholders and the Board, unless a chairman of such meeting or meetings shall be otherwise appointed and given such duties by the Board. The Chairman of the Board shall perform all duties incident to the office of the Chairman of the Board and such other duties as may from time to time be assigned to such person by the Board.' "

        "RESOLVED, that pursuant to Section 7.3 of the By-laws of the Company, any and all amendments, to the By-laws adopted by the Board since October 1, 1996 through the date hereof, effective immediately (capitalized terms have the meanings set forth in the Proxy Statement of the Soliciting Group)"

        The stockholders must amend the By-laws in order to adopt all of the Director Replacement Proposals. The Soliciting Group is making a single proposal containing six By-laws amendments described in this section of the Solicitation Statement. If this proposal is not adopted by stockholders, it will not be possible to implement the Director Replacement Proposals.

        CLARIFYING STOCKHOLDER'S RIGHT TO FILL BOARD VACANCIES. One of the proposed amendments would clarify the right of the stockholders to fill vacancies on the Board.

        Section 223 of the Delaware General Corporation Law states in relevant part: "Unless otherwise provided in the certificate of incorporation or bylaws:

           (1) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the  directors  then in office. . . ."

        The Company's By-laws state in relevant part:

               2.5 (b) SPECIAL MEETINGS OF STOCKHOLDERS. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of the giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice
           procedures   set  forth  in  this  Section  2.5.  In  the  event  the
           Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph
           (a)(2) of this Section 2.5 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

              3.4. VACANCIES. Except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by a vote of the majority of the remaining directors. . . .

        Read in isolation, the quoted sections of the Delaware General Corporation Law and the By-laws could be interpreted as granting stockholders the right to fill vacancies on the Board only when the Board elected to fill such vacancies by a shareholder vote. However, there is Delaware case law authority which suggests that stockholders have an inherent right to fill Board vacancies in the absence of clear language to the contrary in the certificate of incorporation or by-laws. Moon v. Moon Motor Car Co., Del Ch., 151 A. 298 (1930); Campbell v. Loew's, Inc., Del. Ch. 134 A.2d 852 (1957);
Dileuterio v. U.C.  Cavaliers of Delaware,  Inc., Del. Ch. Civil Action No. 8801
(1987); Siegman v. Tri-Star Pictures, Inc., C.A. No. 9477 (Del. Ch. 1989).

        Comparing the language of the Company's By-laws to the examples cited in these cases, the language of the Company's By-laws does not seem sufficiently clear to override the general rule that shareholders are entitled to fill vacancies on the board of directors; but the Soliciting Group has concluded that there are sufficient ambiguities to justify a clarifying amendment to the By-laws.

        ELIMINATING   ADVANCE    NOTIFICATION    REQUIREMENT   FOR   STOCKHOLDER
NOMINATIONS. For stockholders to have an effective right to fill board vacancies, they must also have the ability to make nominations to the board. The Company's existing by-law on nominations of directors at special meetings is
Section 2.5(b) which is quoted above. The by-law is ambiguous on whether stockholders could make such nominations without the cooperation of the existing Board. The by-law must be amended to cure that ambiguity. The Soliciting Group believes that the advance notification requirement does not serve any useful purpose and therefore intends to propose a by-law that would allow stockholders to make nominations up to and including the time of the meeting.

        FACILITATING REDUCTION IN SIZE OF BOARD. The Board presently consists of ten directors. The Soliciting Group believes that a smaller number of directors would be a more effective working group and that a reduction in the size of the Board would help the Company to maintain a uniformly high level of quality on the Board.

        The Certificate of Incorporation and By-laws state that subject to the rights of holders of preferred stock, the number of directors shall be fixed exclusively by the Board. However, stockholders can cause a reduction in the size of the Board indirectly by electing a new Board majority which reduces the number of directors. The Soliciting Group is proposing that the stockholders remove all of the ten members of the Board and fill four of the resulting vacancies, while leaving the other six Board positions vacant. It is anticipated that the four directors then in office would cause the Board to reduce the total number of directors to four (or five, if Mr. Smith accepts an invitation from the Board to remain Chief Executive Officer and a director). See "Director Replacement Proposals."

        The Soliciting Group is proposing the following amendments to the By-laws to enable these actions to be taken:

           (i) requiring that in order to fill a vacancy on the Board at a stockholders meeting, the stockholders must act by a majority vote of the shares represented and entitled to vote at the meeting. Section 216 of the Delaware General Corporation Law provides that in the absence of provisions to the contrary in the certificate of incorporation or by-laws, "Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. . . ." Without an appropriate  by-law amendment,  the existing Board might seek to (i) make nominations for the Board positions the Soliciting Group intends to leave vacant, and (ii) elect their nominees with the support of a minority of the shares represented at the meeting since the Soliciting Group will not be seeking proxies to elect nominees to those positions. The Soliciting Group believes that this action would not be legally valid; but to avoid undue controversy, the Soliciting Group's by-law amendment explicitly granting stockholders the right to fill Board vacancies will also require such actions to be by a majority of the shares represented and entitled to vote at the meeting;

           (ii) Reducing size of quorum for action by the Board. Section 3.9 of the By-laws states in relevant part: "Except as otherwise provided in these Bylaws, the Certificate of

           Incorporation, or by law, the presence of a majority of the authorized number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present." The number of authorized directors is presently ten. After the shareholders have removed all of the current directors and filled four of the resulting vacancies with nominees of the Soliciting Group, the four members of the Board will not be a majority of the authorized number of directors and, under the existing By-laws, will not constitute a quorum. Therefore, the Soliciting Group intends to propose an amendment to the By-laws reducing a quorum from one-half to two-fifths of the authorized number of directors;

           (iii) granting stockholders the power to appoint the Chairman of the Board. Section 142(b) of the Delaware General Corporation Law authorizes the adoption of by-laws which determine the manner in which officers are chosen. In order to permit a new Chairman of the Board to be selected at the stockholders meeting, the Soliciting Group is proposing an amendment to the By-laws which gives the Chairman of the Board the status of an officer of the Company and authorizes the stockholders to appoint the Chairman of the Board; and

           (iv) repealing any By-laws adopted by the Board since October 1, 1996. The Soliciting Group is also proposing the repeal of any By-laws adopted by the Board since October 1, 1996 so that the Board can not use new By-laws to prevent the stockholders from accomplishing the objectives described in this Solicitation Statement.

        IN ORDER TO GIVE SHAREHOLDERS A GREATER VOICE IN THE GOVERNANCE OF THE COMPANY AND TO ACHIEVE A BOARD COMMITTED TO THE GOAL OF MAXIMIZING SHAREHOLDER VALUE, THE SOLICITING GROUP RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE BY-LAWS TO FACILITATE DIRECTOR REPLACEMENT PROPOSALS RESOLUTIONS.

         4. PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON CERTAIN
                DEFENSIVE ACTIONS UNLESS APPROVED BY SHAREHOLDERS
                             (ITEM 4 ON PROXY CARD)

        SHAREHOLDERS ARE ASKED TO CONSIDER AND VOTE UPON THE PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON CERTAIN DEFENSIVE ACTIONS UNLESS APPROVED BY
SHAREHOLDERS:

        "RESOLVED, that the Shareholders hereby amend the Company's By-laws by adding a new Section 7.5, which shall read as follows:

        `If an Offer is made to purchase all of the Common Stock and the Board of Directors opposes such Offer, the Board of Directors shall terminate all defensive measures against such Offer at the end of the ninetieth day after such Offer is first published or sent to security holders unless the Board of Directors' policy of opposition to such Offer is approved by a vote of a majority of the shares of Common Stock present and entitled to vote on the subject matter at a meeting of shareholders which is held on or before such ninetieth day and at which a quorum is present; provided, however, that the Board of Directors shall not be required to terminate defensive measures against such Offer at the end of such ninetieth day unless at such time such Offer has an expiration date which is at least ten business days thereafter.
Notwithstanding anything to the contrary contained in Section 2.4 of the by-laws, if the Offer is to be effected by a tender offer, unless the record date for such shareholders meeting was set prior to the date on which such Offer was first published or sent to security holders, the record date for such meeting shall be at least five business days after the date on which the Company files its statement of position with respect to such offer in accordance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended. At such time as it is required, pursuant to the first sentence of this by-law, to terminate defensive measures against such Offer, the Board of Directors shall redeem the outstanding

Rights under the Rights Agreement between the Company and American Stock Transfer Company, as Rights Agent, or any successor agreement. Prior to the end of such ninetieth day, unless the Board's policy of opposition to such Offer has been approved by a shareholder vote as provided in this by-law, the Board of Directors shall take such reasonable actions as are necessary to preserve the possibility of satisfying the conditions to such Offer after such ninetieth day. This Section 7.5 may be amended, altered, repealed or rescinded ("Changed") (i) by the Board only if (A) such Change is made at a meeting of the Board held in connection with an annual meeting of stockholders, (B) there is public announcement at least ninety days in advance of such annual meeting that the Board intends to make such Change and (C) the stockholders do not adopt a resolution at such annual meeting to disapprove such Change by the vote of a majority of the shares voting on such resolution or (ii) by a shareholder vote (and not by a vote of the Board) pursuant to Section 7.3 of the By-laws. An "Offer" shall mean a fully financed offer to purchase all the Company's outstanding shares of Common Stock for cash, by means of a tender offer, merger or other transaction, at a price that satisfies either of the following two requirements: (A) such price is at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the 30 days prior to the date on which such offer is first published or sent to security holders or
(B) a prior offer was made to purchase all of the Common Stock during the twelve months preceding the date on which the current offer is made, and the price in the current offer is at least equal to the greater of (x) the closing price of the Common Stock on the New York Stock Exchange on the trading date next preceding the day on which the current offer is made and (y) the per share price of such prior offer'."

        The Soliciting Group believes that when a substantial offer is made to acquire the Company, the stockholders rather than the Board should have the final word on whether the offer is accepted. Today the Company's Shareholder Rights Plan or "Poison Pill" enables the Board to block a proposal to acquire control of the Company even if the acquiror is prepared to implement that proposal through a tender or exchange offer to the Company's stockholders, without making the Company a party to the transaction. As a result, potential buyers like Huntsman do not have the option of dealing directly with stockholders if the Board opposes their acquisition proposals.

        The Soliciting Group is proposing the "Shareholder Rights By-law" so that if a substantial offer is made to acquire the Company's shares, the stockholders, not the Board, will have the ultimate decision on whether to accept the offer. The By-law would only apply if the Company received an offer (an "Offer") to purchase all of the Common Stock for cash, by means of a tender offer, merger or other transaction, and the Offer met the following criteria:
(i) it was fully financed and (ii) it was at a price that satisfied either of the following two requirements: (A) such price was at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the 30 days prior to the date on which such offer was first published or sent to security holders ("Trigger Premium") or (B) a prior offer was made to purchase all of the Common Stock during the twelve months preceding the date on which the current offer was made, and the price in the current offer was at least equal to the greater of (x) the closing price of the Common Stock on the New York Stock Exchange on the trading date next preceding the day on which the current offer was made and (y) the per share price of such prior offer. Under the Shareholder Rights By-law, if the stockholders received such an Offer, the Board would be required to terminate all defensive measures against the Offer unless the Board's policy of opposition was approved by stockholders within ninety days after the Offer was made. The Shareholder Rights By-law would not affect the ability of the Board under Sections 251 and 271 of the Delaware General Corporation Law to approve or disapprove of a proposed merger or sale of all or substantially all of the assets of the Company. The By-law follows an approach to tender offer regulation that is followed in Canada, the United Kingdom and other European Countries.

        The passage of the Shareholder Rights By-law will have a significant impact on the operation of Rexene's Poison Pill. Pursuant to the Poison Pill, each certificate for shares of Common Stock also represents the same number of rights ("Rights") to purchase one share of Common Stock from Rexene at a price of $60 per share (the "Purchase Price"). As soon as practicable after the earlier to occur of (i) the tenth day after the date a person (an "Acquiring Person") alone or together with affiliates and associates becomes the beneficial owner of 15% of the outstanding shares of Common Stock (or such lower threshold as may be established by the Board) and (ii) the tenth business day after the date (or such later date as may be determined by the Board prior to such time as any person becomes an Acquiring Person) of the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in such offeror becoming an Acquiring Person (the earlier of (i) or (ii) being the "Distribution Date"), the Company will distribute certificates to represent the Rights.

        The Rights are not exercisable until the Distribution Date and will expire on February 8, 2003 (the "Final Expiration Date"), unless such date is extended or the Rights are earlier terminated, redeemed or exchanged by Rexene as described below.

        In the event that any person becomes an Acquiring Person (and after the Company's right to redeem or terminate the Rights has expired and subject to the Company's right to exchange the Rights for shares of Common Stock, as each is described below), the Rights would entitle shareholders of the Company (other than the Acquiring Person) to receive upon exercise of the Right that number of shares of Common Stock having a market value of two times the Purchase Price.

        In the event that on or after the first date of public announcement by Rexene or an Acquiring Person that an Acquiring Person has become such (the "Shares Acquisition Date"), Rexene is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the Purchase Price, that number of common shares of the acquiror that at the time of such transaction will have a market value of two times the Purchase Price.

        At any time after the Shares Acquisition Date and prior to the acquisition by an Acquiring Person of beneficial ownership of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange, in whole or in part, the Rights (other than the Rights of the Acquiring Person) for Common Stock, at an exchange ratio of one share of Common Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) for each Right.

        At any time prior to the earlier to occur of (i) the tenth day after the Shares Acquisition Date (or such later date as may be approved by the Board) or
(ii) the Final Expiration Date, the Board of Directors may redeem the Rights, in whole but not in part, at $.01 per share, or terminate the Rights in whole, but not in part, at no cost. After the Shares Acquisition Date, the Board may extend the time period described in clause (i) above or may redeem or terminate the Rights only if at the time of taking such action there are then in office not less than a majority of directors who are "Continuing Directors" and such extension, termination or redemption is approved by a majority of such Continuing Directors. A "Continuing Director" is defined as a member of the Board who is not an Acquiring Person who was either a member of the Board prior to the Shares Acquisition Date or subsequently became a director and whose nomination or election to the Board was recommended or approved by a majority of Continuing Directors then on the Board.

        The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that, subject to the Board's right to terminate or redeem the Rights, from and after the Shares Acquisition Date no such amendment may adversely affect the interest of the holders of the Rights or may be made without the consent of the holders of a majority of the Rights (other than Acquiring Persons). Subsequent to the Shares Acquisition Date, amendments to the terms of the Rights may be made only if at such time there are at least three Continuing Directors and such amendment is approved by a majority of such Continuing Directors.

THE FOREGOING IS A SUMMARY OF THE POISON PILL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO. THE DESCRIPTION OF THE RIGHTS SET FORTH AS ITEM 1 OF THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A,

DATED FEBRUARY 1, 1993, AS AMENDED TO DATE, IS ATTACHED HERETO AS EXHIBIT A.

        Under the Shareholder Rights By-law, if the Company received an Offer that remained open for 90 days and no person became an Acquiring Person during such period and the Board did not obtain shareholder approval to continue defensive measures against the Offer, the Board would be required to either redeem the Rights or amend the Poison Pill so that it would no longer be an impediment to such an Offer. The Board would be required to take such action even if the Board believed in the exercise of its fiduciary duties that the Offer was not advantageous for the shareholders of Rexene. The Soliciting Group believes that this result is in the best interest of shareholders because the shareholders, rather than the Board of Directors, should have the ultimate decision on whether to accept the Offer.

        The Certificate of Incorporation authorizes the Board "to make, repeal, alter, amend and rescind the by-laws of the Corporation IN ACCORDANCE WITH THEIR TERMS." (emphasis added) The Shareholder Rights By-law will provide that it may be repealed, altered, amended or rescinded ("Changed") by the Board only under the following conditions: (i) the Change is made at a meeting of the Board held in connection with an annual meeting of stockholders, (ii) there is a public announcement at least ninety days in advance of such annual meeting that the Board intends to make such Change and (iii) the stockholders do not adopt a resolution at such annual meeting to disapprove such Change by the vote of a majority of the shares voting on such resolution.

        If the Board failed to obtain shareholder approval to continue defensive measures against a qualified Offer, the Shareholder Rights By-law could require the Board to terminate such defensive measures whether or not the Offer was advantageous for the Company's shareholders; but the Soliciting Group believes that the shareholders' failure to grant such approval would be evidence that the Offer was advantageous for the Company's shareholders and that therefore the adoption of the Shareholder Rights By-law is in the shareholders' best interests.

        In the absence of an offer to purchase all of the Common Stock during the previous twelve months, the By-law only applies to offers of at least the Trigger Premium. Although the average acquisition premium in Rexene's industry is higher than the Trigger Premium, the Soliciting Group believes that a premium of this size is large enough to be worthy of consideration by stockholders. The Trigger Premium condition does not apply when there has been an offer for the Common Stock within the preceding twelve months because under those circumstances it is likely that the market price of the Common Stock will be affected by expectations that the offeror may make another offer. While there can be no assurance that the Company will ultimately get a price higher than the Trigger Premium, acquisition bids often attract competition that leads to subsequent offers at a price higher than the initial offer or the initial bidder may raise its price.

        The Soliciting Group believes that the provision for a shareholder vote assures that the By-law will not be used to facilitate coercive offers. The courts have defined a coercive offer as "an offer which has the effect of compelling shareholders to tender their shares out of fear of being treated less favorably in the second stage." If a majority of the Company's shareholders consider an offer coercive, the Board will be able to win shareholder approval to continue defensive measures against the Offer for more than ninety days.

        Based on their experiences as investors in target company securities, the Soliciting Group believes that ninety days is normally sufficient time for a target company, seeking a higher offer, to complete the bidding process. However, circumstances could arise in which a board of directors seeking a higher offer was unable to complete the entire process of finding and closing an alternative transaction within the ninety-day period prescribed by the Shareholder Rights By-law. Similarly, if a board were trying to negotiate the terms of an acquisition with a prospective purchaser, the inability to resist a hostile tender offer by that purchaser beyond an initial ninety-day period could reduce the board's leverage to negotiate favorable terms for stockholders. The Soliciting Group believes the ninety-day limit on defensive measures in the Shareholder Rights By-law need not prevent the Board from obtaining the best possible terms for stockholders in either of these situations, because the Board would be free to seek stockholder approval to continue defensive measures for an additional period of time. However, given the time periods required to solicit proxies and possibly to call and hold a stockholders meeting, the Board would have to plan ahead to get such approval before the end of the ninety-day period; and if the Board failed to do so it is possible that under the Shareholder Rights By-law the Board would lose the power to take defensive measures against an Offer that was not in the best interests of Shareholders.

        While the Soliciting Group believes that the Shareholder Rights By-law is valid, they recognize that the courts have not considered the validity of it or any similar by-law and, therefore, have not resolved the extent to which stockholder-adopted by-laws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids. Accordingly, it is uncertain whether the Shareholder Rights By-law would survive a court challenge. However, there is some support for the validity of the Shareholder Rights By-law in a recent Oklahoma Federal Court decision involving an Oklahoma corporation. The court required a corporation to include in its proxy statement for its 1997 annual shareholders meeting a proposal to adopt a by-law requiring the board of directors to redeem the existing poison pill and to submit any successor poison pill to a shareholder vote. International Brotherhood of Teamsters General Fund v. Fleming Companies, Inc., No.Civ-96-1650 -A (1997).

        The Soliciting Group believes that Section 109 of the Delaware General Corporation Law authorizes the enactment of the Shareholder Rights By-law.
Section 109(a) gives stockholders the power to "adopt, amend or repeal By-laws."
Section 109(b) states: "The by-laws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers OR THE RIGHTS OR POWERS OF ITS STOCKHOLDERS, DIRECTORS, officers or employees." (emphasis added) In a review of the Delaware General Corporation Law, the Certificate of Incorporation and By-laws, the Soliciting Group has not discovered any provisions that bar stockholders from adopting the Shareholder Rights By-law. They believe that Section 141(a) of the Delaware General Corporation Law does not bar the adoption of the Shareholder Rights By-law. That section states: "The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, EXCEPT AS MAY BE OTHERWISE PROVIDED IN THIS CHAPTER or in its certificate of incorporation." (emphasis added) The Soliciting Group believes that the adoption of the Shareholder Rights By-law is not inconsistent with Section 141(a) for two reasons. First, if Section 141(a) is read as granting the board of directors exclusive authority over the business and affairs of the corporation, that grant is qualified by the phrase "except as may be otherwise provided in this chapter or in its certificate of incorporation." The savings clause leaves room for the grant of authority in Section 109 for stockholders to adopt by-laws, such as the Shareholder Rights By-law, which relate to the rights and powers of stockholders and directors. Second, the Soliciting Group believes that any reading of Section 141(a) that invalidated the Shareholder Rights By-law would make meaningless
Section 109's broad grant of authority for stockholders to adopt by-laws relating to the rights of powers of stockholders and directors.

        The Soliciting Group also believes that the Shareholder Rights By-law does not conflict with Delaware case law dealing with the fiduciary duties of boards of directors. In certain cases, courts interpreting Delaware law have, on the basis of particular facts presented, upheld reasonable defensive measures adopted by directors who, in good faith and upon reasonable investigation, believed that a hostile offer posed a danger to corporate policy and effectiveness, even though a majority of the stockholders may have tendered their shares. The Soliciting Group believes that these cases do not support invalidating the Shareholder Rights By-law because in none of those cases was the board's discretion limited by a by-law previously adopted by stockholders pursuant to their powers under Section 109, nor did the court consider the stockholders' authority to adopt such a by-law. The Soliciting Group believes it is inherent in the Delaware scheme of corporate law that while the board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, its judgment must be exercised within the framework of statutes, charter provisions and by-laws which in certain instances limit the actions that directors may take even when the directors believe that their chosen course of action is in the best interests of stockholders.

IN ORDER TO GIVE SHAREHOLDERS A GREATER VOICE IN THE GOVERNANCE OF THE COMPANY AND TO ACHIEVE A BOARD COMMITTED TO THE GOAL OF MAXIMIZING SHAREHOLDER VALUE, THE SOLICITING GROUP RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON CERTAIN DEFENSIVE ACTIONS UNLESS APPROVED BY SHAREHOLDER.

          5. PROPOSAL TO AMEND THE BY-LAWS TO ELECT NOT TO BE GOVERNED
                       BY THE BUSINESS COMBINATION STATUTE
                             (ITEM 5 ON PROXY CARD)

        SHAREHOLDERS ARE ASKED TO CONSIDER AND VOTE UPON THE PROPOSAL TO AMEND THE BY-LAWS AMEND THE BY-LAWS TO ELECT NOT TO BE GOVERNED BY THE BUSINESS COMBINATION STATUTE:

        "RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the Shareholders hereby amend the Company's By-laws by adding a new section 7.6 which shall read as follows:

        `The corporation shall not be governed by Section 203 of the Delaware General Corporation Law.' "

        The Soliciting Group is proposing that stockholders adopt an amendment to the By-laws electing not to be governed by Section 203 of the Delaware General Corporation Law ("the Business Combination Statute.")

        The Business Combination Statute provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Shareholder"), the Interested Shareholder may not engage in a business combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are (i) the Board's prior approval of such acquisition; (ii) the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Shareholder; and (iii) the approval of such business combination by 66 2/3% of the outstanding stock not owned by the Interested Shareholder. The Company's shareholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the By-laws or Certificate of Incorporation electing not to be governed by the Business Combination Statute. Such amendment would become effective twelve months after adoption and would not be subject to amendment by the Board and would not apply to a business combination with a person who became an Interested Shareholder prior to the adoption of such amendment.

THE FOREGOING IS A SUMMARY OF THE BUSINESS COMBINATION STATUTE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO. THE TEXT OF THE BUSINESS COMBINATION STATUTE IS ATTACHED HERETO AS EXHIBIT B.

        While the proposed By-law could facilitate a business combination with a 15% or greater shareholder, whether or not the transaction was advantageous for shareholders, the Soliciting Group believes that the adoption of this By-law is in the best interests of shareholders because the Business Combination Statute discourages offers to acquire the Company's shares; and they believe that the Delaware "entire fairness" doctrine provides adequate protection of the interests of the other shareholders in a business combination with a controlling shareholder.

        The Business Combination Statute discourages offers to acquire the Company's shares, in the Soliciting Group's opinion, by creating obstacles to second-stage mergers in which successful offerors acquire the remainder of the Company's shares. The Business Combination Statute has this effect because it requires the offeror to win the votes of a two-thirds super-majority of the minority shareholders to approve a second-stage merger unless the offeror acquired at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which the offeror became an Interested Shareholder or unless such transaction was approved by the Board of Directors. If the Company were to opt out of the Business Combination Statute, there would be no specific vote of the minority shareholders required by statute to effect a second-stage merger. In such event, if an Interested Shareholder proposed to acquire the remainder of the Company's shares in a second-stage merger which was not subject to the Business Combination Statute, it might be able to accomplish this transaction without the favorable vote of a majority of the minority shareholders. As a result an acquiror might be able to accomplish a second-stage merger which was opposed by a majority of the minority shareholders and which, such shareholders did not believe was in their best interests.

        However, the Soliciting Group believes that the Company's remaining shareholders would not require the protection of the Business Combination Statute, because under Delaware law a second-stage merger with a controlling shareholder would have to satisfy the entire fairness test. This test requires the courts to conduct a comprehensive review of the fairness of such a transaction. Its scope has been described by the Delaware Supreme Court in Weinberger v. UOP, Inc.: "The concept of fairness has two basic aspects: fair dealing and fair price. The former embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and shareholders were obtained. The latter aspect of fairness relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company's stock." It is common practice for acquirors to satisfy this requirement by conditioning a second-stage merger on approval by a majority of the minority shareholders.

                              6. OMNIBUS RESOLUTION
                             (ITEM 6 ON PROXY CARD)

        SHAREHOLDERS ARE ASKED TO CONSIDER AND VOTE UPON THE OMNIBUS RESOLUTION:

        "RESOLVED, that the resolutions to be considered at the Special Meeting of Stockholders of Rexene Corporation to be held [PLACE OF MEETING] on [DAY OF THE WEEK], [DATE], at [TIME OF DAY] (the `Special Meeting') shall be presented in the following order (capitalized terms have the meanings set forth in the Proxy Statement of the Soliciting Group):

           (1) This Omnibus Resolution
           (2) The Facilitating By-laws Resolutions;
           (3) The Shareholder Rights Resolution;
           (4) The Business Combination Statute Resolution;
           (5) The Director Removal Resolution; and
           (6) The Election of Directors Resolution."

        IN ORDER TO GIVE SHAREHOLDERS A GREATER VOICE IN THE GOVERNANCE OF THE COMPANY AND TO ACHIEVE A BOARD COMMITTED TO THE GOAL OF MAXIMIZING SHAREHOLDER VALUE, THE SOLICITING GROUP RECOMMENDS THAT YOU VOTE FOR THE OMNIBUS RESOLUTION.

               RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

        The individuals named as proxies may initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the Special Meeting Proposals or to allow the solicitation of additional votes, if necessary, to approve the

Special Meeting Proposals. Except for these ministerial matters, the Soliciting Group believes that the proposals described in this proxy statement are the only actions that can be validly taken at the Special Meeting. However, if other matters do come before the Special Meeting, the Soliciting Group will vote all proxies in accordance with their best judgment.


          CERTAIN INFORMATION CONCERNING WYSER-PRATTE AND SPEAR, LEEDS
                   AND OTHER PARTICIPANTS IN THE SOLICITATION


        Wyser-Pratte is President and Chief Executive Officer of Wyser-Pratte Management Company and WPC, which are principally engaged in money management and event arbitrage. The principal executive offices of WPC are located at 63 Wall Street, New York, New York 10005. As of February [__], 1997, Wyser-Pratte owns beneficially 953,100 shares of the Common Stock, representing approximately 5.07% of the Outstanding Common Stock. This includes shares owned directly by Wyser-Pratte and shares owned by investment partnerships and other managed accounts for which affiliates of WPC are the general partner or investment manager. Other than Wyser-Pratte, no other officer of WPC owns any shares of Common Stock. In addition, 52,000 shares of Common Stock, representing approximately .28% of the Outstanding Common Stock were held by clients of WPC in certain brokerage accounts maintained with WPC. Neither Wyser-Pratte nor WPC has any voting or investment power or authority with respect to shares of Common Stock held in such accounts, and both Wyser-Pratte and WPC disclaim beneficial ownership of such shares.

        Spear, Leeds is principally engaged as a registered broker-dealer and market maker. The principal executive offices of Spear, Leeds are located at 120 Broadway, New York, New York 10271. The sole general partner of Spear, Leeds is SLK LLC, a New York limited liability company, with principal executive offices located at 120 Broadway, New York, New York 10271. SLK LLC is controlled by SLK Management Inc., a New York corporation ("SLK Management"). The executive offices of SLK Management are located at 120 Broadway, New York, New York 10271. SLK Management's principal business is serving as the Managing Member of SLK LLC. As of February [__], 1997, Spear, Leeds owns beneficially 948,600 shares of the Common Stock, representing approximately 5.04% of the Outstanding Common Stock. No officer of SLK Management owns any shares of Common Stock.

        The members of the Soliciting Group have orally agreed (i) to share expenses incurred in connection with the filing of the Schedule 13D and this Solicitation Statement and the matters described herein and (ii) that any purchases or sales of shares of Common Stock made on or after October 3, 1996 will be allocated 50% to Wyser-Pratte and his affiliates, on the one hand, and 50% to Spear, Leeds, on the other, unless otherwise agreed.

        See the Company's Revocation Solicitation Statement for information regarding Common Stock held by the Company's principal shareholders and its management.

                               GENERAL INFORMATION

        This Proxy Statement and the accompanying GOLD proxy card are first being made available to shareholders on or about February [__], 1997. Executed proxies will be solicited by mail, advertisement, telephone, telecopier and in person. Solicitation will be made by Wyser-Pratte, Eric Longmire, Senior Managing Director of WPC, and Fred Kambeitz, George Kohl, Gregg Villany and Howard Wiesenfeld of Spear, Leeds, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. The Soliciting Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The Soliciting Group will reimburse these record holders for their reasonable out-of-pocket expenses.

        In addition, the Soliciting Group has retained MacKenzie Partners to solicit proxies to be used at the Special Meeting for which MacKenzie Partners will be paid a fee of approximately $75,000 and will be reimbursed for its reasonable expenses. MacKenzie Partners will employ approximately 40 people in its efforts. Costs incidental to this solicitation and the Soliciting Group's earlier solicitation regarding the calling of the Special Meeting include expenditures for printing, postage, legal and related expenses and are expected to be approximately $300,000. The total costs incurred to date in connection with these solicitations are not in excess of $[________]. If the Nominees are elected, the Soliciting Group will ask the Board to have the Company reimburse it for costs and expenses incurred in connection with this proxy solicitation. The Soliciting Group does not intend to request that its reimbursement request be submitted to a vote of stockholders.

                          REVOCABILITY OF SIGNED PROXY

       You may revoke your proxy at any time by executing and delivering a written revocation to Wyser-Pratte at 63 Wall Street, New York, New York 10005 or the Company, at 5005 LBJ Freeway, Dallas, Texas 75244 (please send a copy of any revocation sent to the Company to Wyser-Pratte, so that the Soliciting Group is aware of the revocation). Such a revocation must clearly state that your proxy is no longer effective. A proxy may also be revoked by notice given to the Company in a meeting of the Company's stockholders. Any revocation of a proxy will not effect any action taken pursuant to the proxy prior to such revocation.

                                            GUY P. WYSER-PRATTE

                                            SPEAR, LEEDS & KELLOGG

IF YOUR SHARES OF REXENE CORPORATION COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A PROXY WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK.

IF YOU HAVE ANY QUESTIONS ABOUT GIVING YOUR PROXY OR REQUIRE ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885, OR ERIC LONGMIRE, SENIOR MANAGING DIRECTOR OF WPC AT (212) 495-5357.

                                   SCHEDULE I

        The following tables set forth information with respect to all purchases and sales of Common Stock of the Company by Wyser-Pratte and his affiliates during the past two years. Except as set forth in Schedules I, II and III, no participant in this solicitation has purchased or sold securities of the Company within the past two years.




                                     Number of Shares
                                      of Common Stock
             Date                     Purchased/(Sold)
             -----------------------------------------
             08-26-96                     35,000
             08-26-96                     13,300
             08-26-96                     15,400
             08-26-96                      3,600
             08-26-96                      7,300
             08-26-96                      6,100
             08-27-96                      9,700
             08-27-96                      3,800
             08-27-96                      5,000
             08-27-96                      4,300
             08-27-96                      1,000
             08-27-96                      2,000
             08-27-96                      1,700
             08-28-96                     41,300
             08-28-96                     15,800
             08-28-96                     22,900
             08-28-96                      4,200
             08-28-96                      8,600
             08-28-96                      7,200
             08-29-96                     82,500
             08-29-96                     31,800
             08-29-96                     40,900
             08-29-96                      8,200
             08-29-96                     16,700
             08-29-96                     14,900
             08-30-96                     16,900
             08-30-96                      6,500
             08-30-96                      8,400
             08-30-96                      1,700
             08-30-96                      3,500
             08-30-96                      3,000
             09-17-96                      3,000
             09-17-96                      2,000
             09-19-96                      7,300
             09-19-96                      5,400
             09-19-96                      7,300
             09-19-96                      1,400
             09-19-96                      2,900
             09-19-96                      2,500
             09-30-96                      1,000
             09-30-96                        500
             10-03-96                      5,700
             10-03-96                     25,600



                                     Number of Shares
                                      of Common Stock
             Date                     Purchased/(Sold)
             -----------------------------------------
             10-03-96                     62,500
             10-03-96                     16,000
             10-03-96                      9,200
             10-03-96                      2,000
             10-03-96                      2,700
             10-03-96                        600
             10-03-96                      6,500
             10-03-96                     11,200
             10-03-96                      1,100
             10-03-96                      5,100
             10-03-96                      5,000
             10-03-96                        800
             10-03-96                      4,000
             10-03-96                   (101,200)
             10-04-96                     38,600
             10-04-96                     13,800
             10-04-96                      3,900
             10-04-96                      7,800
             10-04-96                      5,900
             10-07-96                      7,500
             10-08-96                      7,000
             10-08-96                        400
             10-08-96                      2,800
             10-08-96                        800
             10-08-96                      1,700
             10-08-96                      1,200
             10-09-96                      9,000
             10-09-96                     10,800
             10-09-96                      4,500
             10-09-96                      2,500
             10-09-96                      2,000
             10-09-96                      2,900
             10-09-96                      1,000
             10-09-96                      3,000
             10-10-96                      5,400
             10-11-96                     26,800
             10-14-96                      6,300
             10-15-96                     10,000
             10-15-96                     19,500
             10-21-96                     20,000
             10-23-96                     25,000
             10-24-96                     25,000
             10-25-96                    124,400
             10-28-96                     30,300
                                         -------
             -------------------------------------------------------------------



                                      S-I-2

                                   SCHEDULE II

        The following tables set forth information with respect to all purchases and sales of Common Stock of the Company by Spear, Leeds & Kellogg and its affiliates during the past two years.





                                     Number of Shares
                                      of Common Stock
             Date                     Purchased/(Sold)
             -----------------------------------------
             12-12-95                       6,000
             12-12-95                      (2,500)
             12-12-95                      (3,500)
             03-07-96                       2,100
             03-08-96                      15,000
             03-08-96                       5,000
             03-13-96                      (2,000)
             03-13-96                      (4,000)
             03-13-96                      (2,000)
             03-14-96                      (2,300)
             03-14-96                      (3,800)
             03-14-96                      (2,500)
             03-14-96                      (5,500)
             04-16-96                       5,000
             04-17-96                       2,500
             04-23-96                       3,000
             04-24-96                       2,500
             05-03-96                       2,000
             05-21-96                      (2,500)
             05-22-96                      (3,000)
             05-30-96                      (2,500)
             05-31-96                      (3,000)
             06-04-96                      (4,000)
             07-23-96                      10,000
             07-23-96                      10,000
             07-23-96                      10,000
             07-23-96                      10,000
             07-23-96                      10,000
             07-23-96                      10,000
             07-23-96                      10,000
             07-23-96                      10,000
             07-24-96                      10,000
             07-24-96                      10,000
             07-25-96                     (10,000)
             07-30-96                      10,000
             07-30-96                      25,000
             08-02-96                      (5,000)
             08-02-96                      (5,000)
             08-02-96                     (10,000)
             08-02-96                     (10,000)
             08-02-96                     (10,000)
             08-06-96                     (10,000)
             08-07-96                      10,000
             08-09-96                      10,000
             08-14-96                     (30,000)
             08-20-96                       5,000
             08-20-96                       5,000
             08-20-96                       5,000
             08-20-96                       7,000
             08-20-96                       8,000
             08-20-96                       5,000
             08-21-96                      (5,000)
             08-21-96                      (8,000)
             08-21-96                      (5,000)
             08-21-96                     (18,000)
             08-21-96                     (10,000)
             08-21-96                     (15,000)
             08-21-96                       2,500
             08-21-96                     175,000
             08-22-96                      45,000
             08-23-96                     (11,000)
             08-23-96                     (10,000)
             08-28-96                      10,000
             08-29-96                      25,000
             08-29-96                         600
             08-30-96                      15,000
             09-03-96                      24,800
             09-04-96                       5,000
             09-05-96                      50,000
             09-06-96                       5,000
             09-09-96                      22,000
             09-09-96                       3,100
             09-09-96                      10,000
             09-10-96                         200
             09-12-96                      40,000
             09-13-96                       8,800
             09-16-96                       5,000
             09-16-96                       5,000
             10-03-96                      46,600
             10-03-96                      10,200
             10-04-96                      20,000
             10-04-96                      50,000
             10-07-96                       7,500
             10-08-96                         400
             10-08-96                      15,500
             10-09-96                      12,500
             10-09-96                      23,200
             10-10-96                       5,400
             10-11-96                      20,500
             10-11-96                       6,300
             10-14-96                       6,300
             10-15-96                      10,000
             10-15-96                      10,000
             10-15-96                       5,000
             10-15-96                       2,500
             10-15-96                       2,000
             10-21-96                      10,000
             10-21-96                      10,000
             10-23-96                      25,000
             10-24-96                      25,000
             10-25-96                      94,400
             10-25-96                      30,100
             10-28-96                      30,000
             10-28-96                         200
                                           ------




                                  SCHEDULE III

        The following tables set forth information with respect to all purchases and sales of Common Stock of the Company by the Soliciting Group's Nominees during the past two years.





                                                    Number of Shares
                                                    of Common Stock
    Name of Nominee               Date              Purchased/(Sold)
    ---------------               ----              ----------------

  Lawrence C. McQuade           11-21-96                 2,000

                                    APPENDIX 1
                               REXENE CORPORATION
                         SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON [___________________], 1997

       THIS PROXY IS SOLICITED BY GUY P. WYSER-PRATTE, WYSER-PRATTE & CO.,
            INC. AND SPEAR, LEEDS & KELLOGG (THE "SOLICITING GROUP").

        Each of the undersigned hereby constitutes and appoints Daniel H. Burch, Stanley J. Kay, Jr., and Mark H. Harnett, and each of them, with full power of substitution, the proxies of the undersigned to vote all of the outstanding Common Stock, par value $.01 per share (the "Common Stock"), of Rexene Corporation (the "Company") that the undersigned is entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on [_______________], 1997 (the "Special Meeting"), or at any adjournment or postponement of the Special Meeting, as follows on the following matters which are described in the Proxy Statement (the "Proxy Statement") of the Soliciting Group, dated February [__], 1997, with all capitalized terms used herein without definition having the meaning set forth therein.

                         THE SOLICITING GROUP RECOMMENDS
                        THAT YOU VOTE "FOR" ITEMS 1 - 6.

1.  DIRECTOR REMOVAL RESOLUTION

        [   ] FOR                    [   ] AGAINST               [   ] ABSTAIN

2. ELECTION OF DIRECTORS RESOLUTION. Election of Jonathan R. Macey, Robert C. Mauch, Lawrence C. McQuade and James S. Pasman, Jr. as directors whose terms expire at the next Annual Meeting of Shareholders.

    [   ] FOR all nominees          [   ] WITHHOLD AUTHORITY for all nominees

    INSTRUCTION: To withhold authority to vote for the election of one or more of the persons nominated by the Soliciting Group, mark FOR above and write the name(s) of the person(s) with respect to whom you wish to withhold authority to vote below:



    -------------------------------------------------------

3.  PROPOSAL TO AMEND THE BY-LAWS TO FACILITATE DIRECTOR
    REPLACEMENT PROPOSALS

        [   ] FOR                    [   ] AGAINST               [   ] ABSTAIN

4.  PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON CERTAIN
    DEFENSIVE ACTIONS UNLESS APPROVED BY SHAREHOLDERS

        [   ] FOR                    [   ] AGAINST               [   ] ABSTAIN

5.  PROPOSAL TO AMEND THE BY-LAWS TO ELECT NOT TO BE GOVERNED BY
    THE BUSINESS COMBINATION STATUTE

        [   ] FOR                    [   ] AGAINST               [   ] ABSTAIN

6   OMNIBUS RESOLUTION

        [   ] FOR                    [   ] AGAINST               [   ] ABSTAIN


                                                                [Proxy Continued
                                                                   On Reverse]

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                   PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED

        The above-named proxies of the undersigned are authorized to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors to certify the outcome of the Special Meeting Proposals or to allow the solicitation of additional votes, if necessary, to approve the Special Meeting Proposals, and to vote, in their discretion, upon such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

        WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED. IF NO MARKING IS MADE AS TO ANY PROPOSAL OR ALL PROPOSALS, THIS PROXY WILL BE VOTED "FOR" EACH OF THE SIX PROPOSALS DESCRIBED ABOVE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF THE SOLICITING GROUP DATED FEBRUARY [__], 1997, SOLICITING PROXIES FOR THE SPECIAL MEETING.

        ALL PREVIOUS PROXIES GIVEN BY THE UNDERSIGNED TO VOTE AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY REVOKED.

                                           Date __________________________, 1997
                                           Signature ___________________________
                                           Title _______________________________
                                           Signature, if Held Jointly __________

                                           Please sign exactly as name appears
                                           hereon. When shares are held by joint
                                           tenants, both should sign. When
                                           signing as an attorney, executor,
                                           administrator, trustee or guardian,
                                           give full title as such. If a
                                           corporation, sign in full corporate
                                           name by President or other authorized
                                           officer. If a partnership, sign in
                                           partnership name by authorized
                                           person.

          PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.